EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE
November 10, 2010	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael A. West Jr.	203-499-3858

Acquisition of Connecticut Gas Distribution Companies

NEW HAVEN, Connecticut- November 10, 2010 – UIL Holdings Corporation (NYSE:UIL) today received approval from the Department of Public Utility Control (DPUC) on its acquisition of Connecticut based gas distribution companies – The Southern Connecticut Gas Company and Connecticut Natural Gas Corporation.

The DPUC issued its draft decision on October 27th and rendered its final decision today in New Britain, CT.

"We've been awaiting the DPUC's approval and we're pleased with their final decision," said Jim Torgerson, UIL president and chief executive officer. "This allows us to move forward with finalizing the deal."

Torgerson added that the company expects the acquisition will be finalized within days.

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UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 324,000 customers in the Greater New Haven and Bridgeport areas.

Safe Harbor Provision

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, UIL’s expectations with respect to the benefits, costs and other anticipated financial impacts of the proposed gas company acquisition transaction; future financial and operating results of UIL; UIL’s plans, objectives, expectations and intentions with respect to future operations and services; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction. Such forward-looking statements are based on UIL’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, changes in financial markets, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, timing, markets, products, services and prices of UIL’s subsidiaries. Examples of such risks and uncertainties specific to the transaction include, but are not limited to: the possibility that the proposed transaction is delayed or does not close, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure of other closing conditions; and the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The foregoing and other factors are discussed and should be reviewed in UIL’s most recent Annual Report on Form 10-K and other subsequent filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the UIL undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances